SCHEDULE 14C INFORMATION

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IMPORTANT NEWS ABOUT CNI CHARTER FUNDS

July 14, 2009

To the Shareholders of the High Yield Bond Fund:

CNI Charter Funds appointed Guggenheim Investment Management, LLC (“Guggenheim”) as sub-adviser to the High Yield Bond Fund, effective April 15, 2009.

Richard J. Lindquist, CFA, the portfolio manager for the Fund, joined Guggenheim from Halbis Capital Management (USA), Inc. (“Halbis”), the Fund’s prior sub-adviser, on April 15, 2009.  Effective that day, Guggenheim replaced Halbis as the sub-adviser to the Fund.  There will be no increase in fees to the Fund and its shareholders as a result of this appointment.

City National Asset Management, Inc. continues to serve as investment adviser to the Fund.

The next few pages of this package feature more information about Guggenheim.  Please take a few moments to read them.  Call us at (888) 889-0799 if you have any questions.

On behalf of the Board of Trustees, I thank you for your continued investment in CNI Charter Funds.

Sincerely,

Richard Weiss
President & Chief Executive Officer

CNI CHARTER FUNDS

INFORMATION STATEMENT
TO SHAREHOLDERS OF THE
HIGH YIELD BOND FUND

This document is an Information Statement and is being furnished to shareholders of the High Yield Bond Fund (the “Fund”), a series of CNI Charter Funds (the “Trust”), in lieu of a proxy statement pursuant to the terms of an exemption order issued by the Securities and Exchange Commission (the “SEC”).  City National Asset Management, Inc. (“CNAM, Inc.”) serves as the investment adviser for the Fund.  The exemption order permits CNAM, Inc. and the Board of Trustees of the Trust (the “Board”) to employ unaffiliated sub-advisers, terminate sub-advisers, and modify sub-advisory agreements with unaffiliated sub-advisers without prior approval of the Fund’s shareholders.

The Board reviews advisory and sub-advisory agreements annually.  In addition, under the SEC order, if CNAM, Inc. and the Board retain a new sub-adviser, the Trust is required to provide an Information Statement to shareholders of the affected portfolios of the Trust explaining the change.

This Information Statement is being mailed on or about July 14, 2009 to the shareholders of the Fund as of July 1, 2009.  The Fund will pay the expenses of preparing this Information Statement.  Certain information on the share ownership of the Fund is set forth in Appendix A.

WE ARE NOT ASKING YOU FOR A PROXY.
 PLEASE DO NOT SEND US A PROXY.

Appointment of Guggenheim Investment Management, LLC as a Sub-Adviser to the High Yield Bond Fund

On March 25, 2009, the Board of Trustees (the “Board”) of the CNI Charter Funds (the “Trust”), including the trustees of the Trust (each a “Trustee”) who are not “interested persons” of the Trust, as defined in the Investment Company Act of 1940, as amended (the “1940 Act”), unanimously approved the appointment of Guggenheim Investment Management, LLC (“Guggenheim”) as sub-adviser to the High Yield Bond Fund (the “Fund”).

Richard J. Lindquist, CFA, the portfolio manager for the Fund, joined Guggenheim from Halbis Capital Management (USA), Inc. (“Halbis”), the Fund’s prior sub-adviser, on April 15, 2009.  Effective that day, City National Asset Management, Inc. (“CNAM, Inc.”), the investment adviser to the Fund, entered into a new sub-advisory agreement with Guggenheim (the “Agreement”), to replace Halbis as the sub-adviser to the Fund, subject to the supervision of CNAM, Inc. and the Board.  The Agreement has substantially the same terms as the previous sub-advisory agreement between CNAM, Inc. and Halbis.

No officers of the Trust or Trustees are officers, employees, directors, managers or members of Guggenheim.  In addition, since the beginning of the Trust’s last fiscal year, no Trustee has had, directly or indirectly, a material interest in Guggenheim, any of its parents or subsidiaries or any subsidiaries of a parent of any such entities, and no Trustee has been a party to a material transaction or material proposed transaction to which Guggenheim, any of its parents or subsidiaries or any subsidiaries of a parent of any such entities, was or is to be a party.

Considerations by the Board of Trustees

At its March 25, 2009, meeting, in connection with its review of the Agreement, the Board considered a variety of matters, including information about Guggenheim’s organization, personnel who would be providing services to the Fund, and compensation structure; its investment philosophy and investment process; performance results of the Fund over various periods; Guggenheim’s proposed sub-advisory fees with respect to the Fund; and the estimated profitability of Guggenheim’s overall proposed relationship with the Fund.  The Board also reviewed information regarding Guggenheim’s compliance policies and procedures, disaster recovery and contingency planning, and policies with respect to portfolio trade execution.

The Board assessed the performance of the Fund compared with the Fund’s benchmark and the average of all funds in its peer group category selected by Lipper, Inc. for one-year, three-year, five-year and since-inception periods ended February 28, 2009.  The Board noted that the returns for the Fund were above the average returns of the Lipper High Current Yield Funds category and below the returns of the Citigroup High Yield Market Capped Index for the three-year, five-year and since-inception periods, and below those measures for the one-year period.  The Board noted that Mr. Lindquist, the portfolio manager for the Fund since its inception, would continue to manage the Fund on behalf of Guggenheim.

The Board reviewed information regarding the sub-advisory fees to be charged by Guggenheim and observed that its fees were below its standard fees for its high yield strategy.  The Board also noted that Guggenheim does not currently manage any other mutual fund accounts with similar mandates to that of the Fund. The Board observed that the asset levels of the Fund were relatively small and were not currently likely to lead to significant economies of scale.

The Board also considered the information prepared by Guggenheim relating to its costs and profits, as well as the benefits to be received by Guggenheim as a result of its relationship with the Fund, including Guggenheim’s receipt of sub-advisory fees and the intangible benefits of any favorable publicity arising in connection with the Fund’s performance.

Based on its review, including its consideration of each of the factors referred to above, the Board concluded that the terms of the Agreement, including the fees to be received by Guggenheim, were fair and reasonable in light of the nature and quality of the services proposed to be provided by Guggenheim to the Fund and its shareholders.

Guggenheim Investment Management, LLC

Guggenheim is located at 135 East 57th Street, 6th Floor, New York, New York 10022, and is owned by Guggenheim Investment Management Holdings, LLC (“Guggenheim Holdings”).  Guggenheim Holdings is owned by the senior professionals of Guggenheim and by Guggenheim Partners, LLC, which in turn is owned by its employees and investors.  Guggenheim provides investment advisory services to institutional clients including public pensions, corporate pensions, foundations, insurance companies and family offices, and as of May 1, 2009 managed or sub-managed $15.5 billion in assets.

The Fund is managed by Richard J. Lindquist, CFA, a Managing Director and Portfolio Manager at Guggenheim.  Mr. Lindquist joined Guggenheim on April 15, 2009, and is its portfolio manager for high yield strategies and a member of its Investment Committee.  He was previously a Managing Director and the head of the high yield management team at Halbis Capital Management (USA), Inc., whose parent company he joined in 2005.  Prior to working for Halbis, Mr. Lindquist was previously a Managing Director and the head of the high yield management team at Credit Suisse Asset Management, LLC. He joined Credit Suisse in 1995 as a result of its acquisition of CS First Boston Investment Management, where he had been since 1989. Previously, he managed high yield portfolios at Prudential Insurance Company of America and a high yield mutual fund at T. Rowe Price Associates. Mr. Lindquist holds a BS in Finance from Boston College and an MBA in Finance from the University of Chicago Graduate School of Business.

Steve Sautel, CFA, a Senior Managing Director and Chief Operating Officer of Guggenheim, and Patrick Mitchell, a Managing Director at Guggenheim, assist in the risk management and portfolio oversight of the High Yield Bond Fund.  Mr. Sautel joined Guggenheim Partners in October 2001, is responsible for portfolio construction across all of Guggenheim’s portfolios and is a member of its Investment Committee.  Mr. Sautel received his MBA from the University of Michigan and his BBA from the University of Kentucky.  Mr. Mitchell joined Guggenheim in 2009 and is responsible for high yield separate accounts.  Previously, Mr. Mitchell was a Managing Director at Maple Stone Capital Management, LLC (2007 to 2008) and Metropolitan West Financial, LLC (2000 to 2005).  At those companies, he was responsible for a variety of management activities including portfolio management, business development, operations and corporate management.  Mr. Mitchell received an MBA from Idaho State University and a Bachelor of Science in Business from the University of Idaho.

Terms of Sub-Advisory Agreement

The Agreement will continue in force until April 14, 2011, unless sooner terminated.  The Agreement will continue in force from year to year thereafter so long as it is specifically approved at least annually in the manner required by the 1940 Act.

The Agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act) and may be terminated at any time without payment of any penalty by CNAM, Inc. or Guggenheim on 60 days’ prior written notice to the other party.  The Agreement may also be terminated at any time without payment of any penalty by action of the Board or by a vote of a majority of the outstanding voting securities of the Fund, as defined by the 1940 Act, on 60 days’ prior written notice to Guggenheim.  In addition, the Agreement may be terminated at any time upon written notice, without payment of any penalty, by CNAM, Inc., the Board, or a vote of a majority of the outstanding voting securities of the Fund if Guggenheim or any of its officers or directors has breached any representation or warranty in the Agreement or has taken any action which results in a material breach of Guggenheim’s covenants under the Agreement.  The Agreement will automatically terminate if the Investment Management Agreement between CNAM, Inc. and the Trust with respect to the Fund is terminated, assigned or not renewed.

Guggenheim is entitled to an annual fee for its investment advisory services equal to 0.50% of the first $35 million of the Fund’s average daily net assets, 0.40% of the next $35 million of the Fund’s average daily net assets, and 0.35% of the Fund’s average daily net assets over $70 million.  All sub-advisory fees are paid by CNAM, Inc. and not the Fund.  Because CNAM, Inc. pays Guggenheim out of its own fees received from the Fund, there is no “duplication” of advisory fees paid.  There will be no increase in advisory fees to the Fund and its shareholders in connection with the appointment of Guggenheim as sub-adviser to the Fund.

Additional Disclosure Regarding Guggenheim

The names and principal occupations of the principal executive officers and directors of Guggenheim are listed below:

Name	Principal Occupation/Title
Todd L. Boehly	Managing Partner
Kenneth A. Nick	Chief Compliance Officer

Each of the principal executive officers and directors of Guggenheim is located at 135 East 57th Street, 6th Floor, New York, New York 10022.

The following information was provided by Guggenheim regarding the other mutual funds for which it serves as sub-adviser and which have investment objectives similar to that of the Fund:

Fund	Fee Rate	Total Net Assets / Assets Sub-Advised by Guggenheim as of July 6, 2009
SIMT High Yield Bond Fund	0.30%	$1,116,900,000 / $151,700,000
SIIT High Yield Bond	0.30%	$1,253,600,000 / $178,400,000
SGMF High Yield Fixed Income Fund	0.30%	$191,800,000 / $24,100,000

General Information

The principal executive offices of the Trust and CNAM, Inc. are located at 400 North Roxbury Drive, Beverly Hills, California 90210.  The Trust’s administrator is SEI Global Funds Services, Inc., the Trust’s transfer agent is SEI Investments Management Corporation (d.b.a. SEI Institutional Transfer Agency), and the Trust’s distributor is SEI Investments Distribution Co., each of which is located at One Freedom Valley Drive, Oaks, Pennsylvania 19456.  The Trust’s custodian is U.S. Bank, N.A., 50 South 16th Street, Philadelphia, Pennsylvania 19102. Counsel to the Trust is Paul, Hastings, Janofsky & Walker LLP, 515 South Flower Street, Los Angeles, California 90071.

The Trust will furnish, without charge, a copy of the most recent Annual Report and Semi-Annual Report to Shareholders of the Trust upon request. Requests for such reports should be directed to CNI Charter Funds, c/o SEI Investments Distribution Co., One Freedom Valley Drive, Oaks, Pennsylvania 19456, or by calling (888) 889-0799.

APPENDIX A

Shareholders Owning Beneficially or of Record More than 5%
of the High Yield Bond Fund

Shareholder	Class	Percentage of Total Outstanding Shares of Class as of July 1, 2009
NFS LLC FEBO City National Bank 555 S Flower St. FL 10 Trust Operations Los Angeles, CA 90071	Institutional Class	59.86%
NFS LLC FEBO City National Bank 555 S Flower St. FL 10 Trust Operations Los Angeles, CA 90071	Institutional Class	18.62%
NFS LLC FEBO City National Bank FBO CNC PSP Pooled Acct. 225 Broadway Fl 5 San Diego, CA 92101	Institutional Class	13.71%
NFS LLC FEBO The Angell Foundation c/o Perry Oretzky 10880 Wilshire Blvd #920 Los Angeles, CA 90024-4104	Class N	27.58%

As of July 1, 2009, the Trustees and officers of the Trust owned of record, in aggregate, less than 1% of the outstanding shares of the High Yield Bond Fund.